LIBERTY STAR GOLD CORP.

2766 N. Country Club Road	TEL: (520) 731-8786
Tucson, Arizona 85716-2204	FAX: (520) 844-1118
November 22, 2004	OTC BB: LBTS
NR 9

FOR IMMEDIATE DISSEMINATION

DRILLING INTERSECTS PORPHYRY COPPER-GOLD SYSTEM

SEVEN MILLION SHARES RETURNED TO TREASURY

Tucson, Arizona – November 22, 2004 –Liberty Star Gold Corp. (the "Company"), (symbol: LBTS.OB) is pleased to announce continuing significant rapid progress on the Big Chunk properties. They border the massive Northern Dynasty Pebble Project (TSX.V: NDM; MX: NAK) in Southwestern Alaska.

White Sox, (see last NR) was the target of a 4-hole diamond drill program taking place between October 21 & October 31, 2004; 1,329 feet (405 meters) of diamond core was drilled. Altered and mineralized sedimentary rocks cut by porphyry dikes and quartz veins were intersected. Copper and molybdenum sulphides were visible in some intervals of the core. The alteration, mineralization and intrusive dikes are of the same type as the Pebble deposit approximately 9 miles to the southeast. Geophysical (IP) anomalies and geochemical anomalies coupled with this drilling suggest the system is more than one mile wide, three miles long and open to the northeast, east and south. Aeromag highs suggest it is adjacent to a large porphyry body; perhaps the source of porphyry dikes encountered in the drilling and similar to the environment of the Pebble deposit. Based on these data, it is the opinion of the Liberty Star geotechnical team that White Sox, a covered, previously unrecognized porphyry system, has been discovered with characteristics similar to the Pebble deposit.

The drill core has been split and divided into assay intervals and shipped to ALS Chemex, a Certified Assay Laboratory, to be assayed for 42 elements including gold, copper, molybdenum (moly) and silver. Results are expected shortly after the first of the New Year. The core has also been digitally photographed, geologically logged and samples have been taken for microscopic examination of the mineralization and alteration. Additional IP geophysics and geochemical sampling are planned. These studies will help target additional drilling.

Liberty Star Gold Corp is particularly pleased with these results. The Company has moved from a standing start to a promising discovery in a relatively short time, with: 1. The recognition of the potential for the existence of the Big Chunk Caldera, including the Pebble alteration zone (the largest porphyry alteration zone in the world then known) June 5, 2003. 2. Geologic verification and staking of the largest single State Land acquisition event in Alaska history, mid-December 2003. 3. Formation of the Liberty Star Gold Corp at the end of January 2004. 4. The assembly of outstanding geotechnical and executive teams. 5. Evaluation of 237 square miles of the Big Chunk caldera using cutting edge geotechnology, January 10 to mid October 2004. 6. Targeting, drilling and discovery of a covered and previously unknown porphyry system, large enough to host a Pebble size mineral body, October 31, 2004. We believe the time, from first recognition of potential, to probable confirmation of a porphyry gold-copper-moly mineral center, may be a first in mining exploration history. The Company geotechnical and management teams using years of experience, enhanced with cutting edge computer data techniques, plans similar fast tracking for the future.

In other news, the owner of seven million shares of stock has agreed to return them to the Treasury in order to facilitate a future planned financing. This is a reduction from approximately 37 million shares outstanding in our capital to about 30 million shares outstanding, a reduction of about 19 percent.

ON BEHALF OF THE BOARD OF DIRECTORS

"James A. Briscoe"
James A. Briscoe,
President/Director

The Company currently holds 981 mineral claims, spanning 237 square miles centered 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna. The Big Chunk claims adjoin Northern Dynasty's Pebble Project on the North border, forming a large donut shape and adjoining their border to the Southeast.

Forward Looking Statements

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. Forward looking statements in this press release include: findings suggest the system is more than one mile wide, three miles long and open to the northeast, east and south; aeromag highs suggest the system is adjacent to a large porphyry body; our opinion that a covered, previously unrecognized porphyry system, has been discovered with characteristics similar to the Pebble deposit; that analysis results are expected shortly after the first of the New Year; that additional IP geophysics and geochemical sampling are planned; potential for the existence of the continuation of the Pebble alteration zone; probable confirmation of a porphyry gold-copper-moly mineral center; plans for fast tracking progress for the future; and the agreement that 7 million shares will be cancelled. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements are:

(i)	the inability of the Company to obtain additional financing to fund its planned geological exploration program;

(ii)	the inability of the Company's planned exploration program to identify commercially exploitable mineralization on the Alaska mineral claims;

(iii)	the cost of completion of the Company's planned exploration program being prohibitive.

(iv)	the possibility that our team has either mis-analysed the results of the drilling program or that errors were made in collecting the data upon which the analysis was made.

Many other factors could delay or prevent our company from achieving the results indicated in the forward looking statements indicated in this news release. Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.